Exhibit 99.1
For Immediate Release
SELECTICA REPORTS ON SELECTED FINANCIAL INFORMATION FOR THE FIRST QUARTER OF FISCAL 2008
131% Sequential Quarter Growth in Contract Management Revenues
SAN JOSE, Calif. — August 8, 2007 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of enterprise contract lifecycle management and sales configuration solutions, today announced selected financial information for the first fiscal quarter ended June 30, 2007. Due to the previously announced independent review of past stock option grants that is currently being conducted, Selectica is not in a position at this time to report net income or earnings per share for the first quarter of fiscal 2008.
Revenue for the first quarter of fiscal 2008 was $4.3 million, which compares to revenue of $5.2 million for the same period in the previous year. The decline in revenue is primarily due to lower revenue derived from the legacy configuration, pricing and quoting (CPQ) business.
On a sequential quarter basis, revenue increased 52% from $2.9 million in the fourth quarter of fiscal 2007. The increase is attributable to a 131% increase in revenue from the Company’s Contract Lifecycle Management (CLM) business, as well as a 31% increase in license and services revenue from the CPQ business.
During the first quarter of fiscal 2008, Selectica began to realize significant benefits from its previously announced restructuring plan, allowing the Company to reduce its break-even revenue level to $4.0 million per quarter. The Company expects its break-even level to be reduced to below $3.5 million over the next two quarters.
At June 30, 2007, Selectica had $52.4 million in cash, cash equivalents and investments, and no long-term debt compared with $58.5 million at March 31, 2007. The decline in cash, cash equivalents and investments balance during the quarter is largely attributable to legal expenses including the independent review of past stock option grants ($3.4 million), continued rental payments on the former corporate headquarters ($1.2 million), business insurance renewals ($0.4 million) and a loan for tenant improvements provided as part of the sub-lease of the former corporate headquarters that will be repaid by the new tenant over 35 months ($0.7 million).
Stephen Bennion, CEO of Selectica, said, “We are very pleased with the significant sales momentum we built this quarter. Our focus on pursuing larger, enterprise-level CLM deals is beginning to pay off, which contributed to the higher CLM revenue this quarter. We also received significant revenue through our channel partner Sales Technologies, following a customer win for their telecom order capture and sales management application. The improvement in bookings helped drive a 25% increase in total backlog compared to the prior quarter. As a result of the higher sales levels and the significant

Selectica, Inc.

reductions we have made in our cost structure, we believe we will be cash flow breakeven at a minimum going forward, excluding extraordinary legal expenses.
“Our CLM pipeline continues to build with a mix of traditional license and subscription deals, with a heavier weighting towards traditional license deals. As a result, we expect our sequential quarter revenue trends to fluctuate somewhat in the near future while the recurring revenue base builds. Looking ahead to the September quarter, we expect revenues to range between $3.8 million and $4.0 million, and our business to be cash flow neutral, excluding legal expenses of $1.0 million to $2.0 million.”
Review of Stock Option Granting Practices
On July 18, 2007, Selectica issued a press release announcing the financial restatement and withdrawal of previously issued financial statements based on its ongoing review of its historical practices in granting stock options. The Company expects to record additional non-cash expenses for revisions to measurement dates for options granted in fiscal years 2001 through 2005. The Company intends to file its quarterly reports on form 10-Q for the fiscal quarters ended September 30, 2006, December 31, 2006, March 31, 2007, its annual report on form 10-K for the fiscal year ended March 31, 2007 and its form 10-Q for the fiscal quarter ended June 30, 2007 as soon as possible.
Conference Call and Webcast
Selectica will hold a conference call to discuss first quarter financial information today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. The conference call will be webcast live via the Internet, and can be accessed on the investor relations section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.
About Selectica, Inc.
Selectica, Inc. (NasdaqGM:SLTC — News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Selectica, Inc.

Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of new products of Selectica, including the on-demand contract management and sales execution products and the applications developed with joint venture partners, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) the conclusions resulting from the independent review of the Company’s past stock option granting practices, (iv) the Company’s inability to file periodic reports in accordance with the Securities Exchange Act of 1934, (v) the inability of the Company to avoid delisting from the Nasdaq Stock Market if it receives a notice of non-compliance from the Nasdaq, (vi) and potential regulatory inquiries and litigation relating to the review of past stock granting practices and any related restatement of the Company’s financial statements and (vii) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
213-486-6545
trossi@frbir.com
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